UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20549

                          FORM 8-K

                       CURRENT REPORT

 Pursuant to Section 13 OR 15(d) of the Securities Exchange
                         Act of 1934

Date of Report (Date of earliest event reported) October 1, 2002

                          GOLD KIST INC.
      (Exact name of registrant as specified in its charter)

            Georgia                2-59958        58-0255560
 (State or other jurisdiction    (Commission     (IRS Employer
       of incorporation)        File Number)  Identification No.)

         244 Perimeter Center Parkway, N.E.              30346
                  Atlanta, Georgia                     (Zip Code)
      (Address of principal executive offices)




Registrant's telephone number, including area code (770) 393-5000

    __________________________________________________________
  (Former name or former address, if changed since last report)


Item 5. Other Events and Regulation FD Disclosure.

     In its annual report on Form 10-K for the fiscal year ended June 29, 2002, the registrant reported a continuing investment of $81.4 million in the preferred stock and capital trust securities of Southern States Cooperative, Inc. (SSC). The trust certificates are carried at an approximate fair market value based on estimated interest rates of similar securities. The preferred stock is an equity security that does not have a readily determinable market value and is carried at cost.

     On October 1, 2002, SSC notified the registrant that, pursuant to the provisions of the indenture under which the registrant purchased the trust securities from SSC, SSC would defer the trust certificates interest payment due the registrant on October 5, 2002, until January 5, 2003, unless the payment is further deferred or extended pursuant to the indenture. As a result of the deferral of the interest payment, the registrant has reduced the carrying value of the SSC securities by $24.1 million to $57.3 million with a corresponding charge against margins from continuing operations before income taxes in the first quarter of fiscal 2003.

     As interest rates and market conditions change, the carrying value of the securities could be further reduced.
Also, the proceeds from any future sale of the securities could differ from these estimates. If these events were to occur, they could have a material impact on results of operations and financial position of the registrant.

                       SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                GOLD KIST INC.
                                 (Registrant)

Date October 8, 2002          /s/ Stephen O. West
                                  (Signature)
                            Stephen O. West, Chief
                             Financial Officer and
                                   Treasurer
                             (Principal Financial
                                   Officer)

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